As filed with the Securities and Exchange Commission on January 14, 2020

Registration No. 333-234363

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

I-MAB

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 802, West Tower, OmniVision, 88 Shangke Road, Pudong District

Shanghai, 201210

People’s Republic of China

+86 21-6057-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Center, Tower II, 46/F 1539 Nanjing West Road Shanghai, the People’s Republic of China +86 21-6193-8200	Li He, Esq. James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18/F, The Hong Kong Club Building 3A Chater Road, Central, Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(2)(3)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Ordinary shares, par value US$0.0001 per share(1)	19,592,573	US$6.52	US$127,777,650	US$16,585.54

(1)

American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-235557). Each ten (10) American depositary shares represent twenty-three (23) ordinary shares.

(2)

Includes ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on January 3, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each, an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

SECURITIES/PURCHASER	DATE OF SALE OR ISSUANCE	NUMBER OF SECURITIES	CONSIDERATION
Ordinary shares
Offshore Incorporations (Cayman) Limited	June 30, 2016	1	US$0.0001
Mabcore Limited	June 30, 2016	4,019,553	US$401.9553
BioScikin Co., Ltd.	October 18, 2016	2,215,803	RMB1,000,000
Hangzhou Tigermed Consulting Co., Ltd	October 18, 2016	2,215,803	RMB15,000,000
Convertible promissory notes
CBC Investment I-Mab Limited	September 25, 2017	1	US$12,100,000 (due September 2020)
C-Bridge II Investment Ten Limited	February 9, 2018	1	US$1,550,000 (due September 2020)
Qianhai Ark (Cayman) Investment Co. Limited	July 6, 2018	1	US$1,250,000 (due July 2021)

SECURITIES/PURCHASER	DATE OF SALE OR ISSUANCE	NUMBER OF SECURITIES	CONSIDERATION
Genexine Inc.	February 5, 2018	1	US$9,000,000 (due February 2021)
Series A-1 preferred shares
IBC Investment Seven Limited	October 18, 2016	4,629,231	US$4,629,231
Series A-2 preferred shares
IBC Investment Seven Limited	October 18, 2016	512,356	US$8,447,692
Series A-3 preferred shares
CBC SPVII LIMITED	September 6, 2017	8,361,823	US$15,000,000
Genexine, Inc.	September 6, 2017	8,361,823	US$15,000,000
Tasly Biopharm Limited	June 29, 2018	8,361,823	Tasly Biopharm Limited’s equity interest in I-Mab Hong Kong
Series B preferred shares
CBC Investment I-Mab Limited	September 22, 2017	14,089,714	US$48,400,000
C-Bridge II Investment Ten Limited	February 9, 2018	1,804,880	US$6,200,000
Tasly Biopharm Limited	June 29, 2018	5,938,640	Tasly Biopharm Limited’s equity interest in I-Mab Hong Kong
Qianhai Ark (Cayman) Investment Co. Limited	July 6, 2018	1,455,549	US$2,035,667
Series B-1 preferred shares
CBC Investment I-Mab Limited	June 29, 2018	2,247,321	Conversion of US$12,100,000 convertible promissory note due September 2020
C-Bridge II Investment Ten Limited	June 29, 2018	287,880	Conversion of US$1,550,000 convertible promissory note due September 2020
Tasly Biopharm Limited	June 29, 2018	947,218	Tasly Biopharm Limited’s equity interest in I-Mab Hong Kong
Qianhai Ark (Cayman) Investment Co. Limited	July 6, 2018	232,161	Conversion of US$1,250,000 convertible promissory note due July 2021
Series B-2 preferred shares
CBC Investment I-Mab Limited	June 29, 2018	1,997,618	US$12,100,000
C-Bridge II Investment Ten Limited	June 29, 2018	255,894	US$1,550,000
Rainbow Horizon Limited	July 6, 2018	841,971	US$5,100,000
Qianhai Ark (Cayman) Investment Co. Limited	July 6, 2018	206,366	US$1,250,000

SECURITIES/PURCHASER	DATE OF SALE OR ISSUANCE	NUMBER OF SECURITIES	CONSIDERATION
Series C preferred shares
Fortune Eight Jogging Limited	July 6, 2018	8,537,749	US$55,000,000
C-Bridge II Investment Seven Limited	July 6, 2018	6,209,272	US$40,000,000
HH IMB Holdings Limited	July 6, 2018	3,104,636	US$20,000,000
Ally Bridge LB Precision Limited	July 6, 2018	3,104,636	US$20,000,000
Marvey Investment Company Limited	July 6, 2018	3,104,636	US$20,000,000
Mab Health Limited	July 6, 2018	1,862,782	US$12,000,000
Casiority H Limited	July 6, 2018	1,241,854	US$8,000,000
Southern Creation Limited (formerly known as Ally Bridge LB-Sunshine Limited)	July 6, 2018	1,552,318	US$10,000,000
Tasly International Capital Limited	July 6, 2018	1,552,318	US$10,000,000
Parkway Limited	July 6, 2018	776,159	US$5,000,000
Series C-1 preferred shares
Wuxi Biologics HealthCare Venture (Cayman)	October 17, 2019	1,428,571	US$10,000,000
Hongkong Tigermed Co., Limited	November 6, 2019	714,286	US$5,000,000
Caesar Pro Holdings Limited	November 6, 2019	1,714,286	US$12,000,000
Options and Warrants
IBC Investment Seven Limited	October 18, 2016	Warrant to purchase up to 2,246,744 Series A-3 preferred shares *	N/A
Shanghai Tasly Pharmaceutical Co., Ltd.	September 6, 2017	Option to purchase up to 8,361,823 Series A-3 preferred shares	N/A
Shanghai Tasly Pharmaceutical Co., Ltd.	September 25, 2017	Option to purchase up to 5,938,640 Series B preferred shares and 947,218 Series B-1 preferred shares	N/A
Qianhai Equity Investment Fund (Limited Partnership)	September 25, 2017	Option to purchase up to 1,455,549 Series B preferred shares and up to 232,161 Series B-1 preferred shares	N/A
Tianjin Kangshijing Biopharmaceutical Technology Partnership (Limited Partnership)	September 25, 2017	Option to purchase up to 1,804,880 Series B preferred shares and up to 287,880 additional Series B-1 preferred Shares **	N/A

SECURITIES/PURCHASER	DATE OF SALE OR ISSUANCE	NUMBER OF SECURITIES	CONSIDERATION
CBC Investment I-Mab Limited	September 25, 2017	Warrant to purchase up to 4,994,046 Series B-2 preferred shares	N/A
Shanghai Tasly Pharmaceutical Co., Ltd.	September 25, 2017	Warrant to purchase up to 2,104,928 Series B-2 preferred shares	N/A
Qianhai Equity Investment Fund (Limited Partnership)	September 25, 2017	Warrant to purchase up to 515,914 Series B-2 preferred shares	N/A
C-Bridge II Investment Ten Limited	September 25, 2017	Warrant to purchase up to 639,734 Series B-2 preferred shares	N/A
Certain directors, officers and employees and consultants	October 2017 to July 2019	Options to purchase 23,492,455 ordinary shares	Past and future services to us

*	This warrant was cancelled on September 6, 2017.
**	This option was terminated on February 9, 2018.

Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

I-MAB

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

1.1	Form of Underwriting Agreement

3.1 †	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2 †	Form of Sixth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

3.3 †	Amendment to Fifth Amended and Restated Articles of Association of the Registrant

4.1 †	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2 †	Registrant’s Specimen Certificate for Ordinary Shares

4.3 †	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipt

4.4 †	Fourth Amended and Restated Shareholders Agreement, dated as of July 25, 2019, between the Registrant and other parties thereto

4.5 †	Deed of Undertaking

5.1 †	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1 †	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

8.2 †	Opinion of JunHe LLP regarding certain PRC tax matters (included in Exhibit 99.2)

10.1 †	Second Amended and Restated 2017 Employee Stock Option Plan

10.2 †	Second Amended and Restated 2018 Employee Stock Option Plan

10.3 †	Form of Indemnification Agreement, between the Registrant and its directors and executive officers

10.4 †	Form of Employment Agreement, between the Registrant and its executive officers

10.5 †	Series C-1 Share Purchase Agreement, dated as of July 25, 2019, between the Registrant and the other parties thereto

10.6 †	Series C Share Purchase Agreement, dated as of June 28, 2018, between the Registrant and the other parties thereto

10.7 †	Executed form of warrants to Purchase Series B Preferred Shares of I-Mab between the Registrant and certain investors, and a schedule of all executed warrants adopting the same form in respect of each of the investors

10.8 †	Framework Agreement, dated as of May 26, 2017, among the Registrant and the other parties thereto

10.9 †	Re-organization Framework Agreement, dated as of April 18, 2018, among the Registrant and the other parties thereto

10.10 †	Supplement to the Re-organization Framework Agreement, dated as of May 31, 2018, among the Registrant and the other parties thereto

10.11 †	Re-organization Framework Agreement, dated April 4, 2018, among the Registrant and the other parties thereto

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

10.12 †	Supplement to the Re-organization Framework Agreement, dated as of May 31, 2018, among the Registrant and the other parties thereto

10.13 **†	License and Collaboration Agreement, dated as of November 30, 2017, between the Registrant and MorphoSys AG

10.14 †	Intellectual Property Assignment and License Agreement, dated as of October 16, 2015, between Tasgen Bio-tech (Tianjin) Co., Ltd. and Genexine, Inc.

10.15 †	Intellectual Property License Agreement, dated as of December 22, 2017, between the Registrant and Genexine, Inc.

10.16 †	License and Sublicense Agreement, dated as of November 4, 2016, between the Registrant and Ferring International Center SA

10.17 **†	Collaboration Agreement, dated as of July 9, 2019, between I-Mab Biopharma, US Limited and MacroGenics, Inc.

10.18 †	License and Collaboration Agreement, dated as of July 26, 2018, between the Registrant and ABL Bio

10.19 †	English translation of Product Development Agreement, dated as of December 10, 2018, between I-Mab Shanghai and CSPC Baike (Shandong) Biopharmaceutical Co., Ltd.

10.20 †	CD38 Product Collaboration Agreement, dated as of January 22, 2018, between the Registrant and Everest Medicines Limited

10.21 †	Supplemental Agreement to CD38 Product Collaboration Agreement, dated as of November 7, 2018, between the Registrant and Everest Medicines Limited

10.22 †	2019 Share Incentive Plan

10.23 †	Termination and Settlement Agreement, dated as of November 4, 2019, between the Registrant and Everest Medicines Limited

21.1 †	Principal Subsidiaries of the Registrant

23.1 †	Consent of PricewaterhouseCoopers, an independent registered public accounting firm

23.2 †	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3 †	Consent of JunHe LLP (included in Exhibit 99.2)

23.4 †	Consent of Chun Kwok Alan Au

23.5 †	Consent of Conor Chia-hung Yang

23.6 †	Consent of Pamela M. Klein

24.1 †	Powers of Attorney (included on signature page)

99.1 †	Code of Business Conduct and Ethics of the Registrant

99.2 †	Opinion of JunHe LLP regarding certain PRC law matters

99.3 †	Consent of Frost & Sullivan

99.4 †	Representation under Item 8.A.4 of Form 20-F

**	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on January 14, 2020.

I-MAB

By:	/s/ Jielun Zhu
Name:	Jielun Zhu
Title:	Director and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Director	January 14, 2020
Jingwu Zhang Zang

/s/ Joan Huaqiong Shen	Director and Chief Executive Officer (Principal Executive Officer)	January 14, 2020
Joan Huaqiong Shen

*	Director	January 14, 2020
Zheru Zhang

/s/ Jielun Zhu	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2020
Jielun Zhu

*	Director	January 14, 2020
Wei Fu

*	Director	January 14, 2020
Mengjiao Jiang

*	Director	January 14, 2020
Jie Yu

*	Director	January 14, 2020
Lin Li

* By:	/s/ Jielun Zhu
Name:	Jielun Zhu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of I-MAB has signed this registration statement or amendment thereto in New York, on January 14, 2020.

Authorized U.S. Representative

By:	/s/ Richard Arthur
Name:	Richard Arthur
Title:	Assistant Secretary